Exhibit 10.27

Employee Stock Option Plan

dated December 14, 2021

of

MoonLake Immunotherapeutics AG, Zug, Switzerland

Table of Contents

1	General Terms	3
2	Interpretations	3
3	Definitions	3
4	Administration of the Participation Plan	8
5	Size and Funding of the Participation Plan	9
6	Right to Participate	9
7	Granting of Options	10
8	Vesting Provisions	11
9	Exercise and Settlement of Options	12
10	Termination of Contractual Relationship	13
11	Transfer Restrictions	14
12	Taxation and Social Security	16
13	Effective Date / Amendment and Termination of the Plan	17
14	Country-Specific Amendments	18
15	Data Privacy	18
16	Disclaimer	18
17	Miscellaneous	19
18	Governing Law and Jurisdiction	19
ANNEX 1	Form of Allocation Agreement	20
ANNEX 2	Form of Exercise Notice	22
ANNEX 3	Form of Accession	23

1	General Terms

MoonLake Immunotherapeutics AG is a stock corporation duly organized according to art. 620 ss. of the Swiss Code of Obligations and domiciled in Zug, Switzerland.

With the present Participation Plan, the Company creates an instrument to enable eligible Employees and Members of the Board to participate in the Company at favourable conditions.

The purpose of this Participation Plan is to attract and retain the best available personnel and to provide Participants with additional incentive to increase their efforts on behalf and in the best interest of the Company and its subsidiaries. The Participation Plan is intended to accomplish these goals by enabling the Company to grant Options to acquire Shares.

This Participation Plan sets forth the general rules and conditions of the grant and exercise of such Options, whereas the individual Allocation Agreements entered into by the Company and the Participants will contain the specifically agreed terms and conditions of an Option grant.

The terms of this Participation Plan apply upon the acquisition of Options by eligible Employees and Members of the Board as of the implementation by the Board until the Board decides in its own discretion to terminate this Participation Plan.

2	Interpretations

The present Participation Plan is only applicable in its entirety. Neither the eligible person nor third parties might derive any rights from individual provisions that are not in connection with the Participation Plan in its entirety

3	Definitions

All person-related language in this Participation Plan refers to both males and females.

Accelerated Vesting Date:	shall have the meaning ascribed to it in Section 8.3.
Administrator:	shall have the meaning ascribed to it in Section 4.
Allocation Agreement:	means the agreement between the Company and a Participant, substantially in the form of Annex 1.

Articles of Association:	means the articles of association of the Company, as amended from time to time.

Bad Leaver:

means a Participant whose Contractual Relationship is terminated:

a)    by the Company or any of its subsidiaries for any reason which justified or would have justified the termination of the employment or director relationship for cause (“aus wichtigem Grund”) within the meaning of article 337 of the Swiss Code of Obligations or article 337 of the Swiss Code of Obligations by analogy, or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as “cause” within article 337 of the Swiss Code of Obligations shall constitute “cause” also for the purposes of any foreign applicable law;

b)   by the Company or any of its subsidiaries for the reason that the Participant has violated material provisions of his/her Contractual Relationship; and

c)   by the Company or any of its subsidiaries or the Participant where the Participant, at the time of termination, qualified as Good Leaver but where the Company or any of its subsidiaries, after the termination, have become aware of facts that (in the reasonable opinion of the Administrator) would have resulted in the Participant qualifying as Bad Leaver based on para a) or b) above.

provided in such cases, however, that even in the event of an amicable settlement agreement (Aufhebungsvereinbarung) being concluded in lieu of a termination, the Participant shall continue to be a Bad Leaver where the requirements for such qualification pursuant to this definition are met.

Board:	means the board of directors of the Company.

Change of Control:	means any transfer of Shares in one or a series of related transactions that results in the proposed acquirer (including a shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of the Company.

Change of Control Notice:	shall have the meaning ascribed to it in Section 8.3.

Company:	means MoonLake Immunotherapeutics AG, Dorfstrasse 29, 6300 Zug, Switzerland, CHE-433.093.536.

Confidential Information	shall have the meaning ascribed to it in Section 17.

Consultant	means any individual or legal entity which is engaged as a consultant, advisor or service provider of the Company or any of its subsidiaries, excluding individuals which are in an employment relationship with the Company or any of its subsidiaries.

Contractual Relationship:	means the employment relationship, the director relationship or the consultancy relationship between a Participant and the Company or any of its subsidiaries, as the case may be, which was in effect at the Grant Date.

Disability:	means permanent and total disability (Invalidität) as defined under the Swiss federal law on the general part of the social security law (ATSG) (Bundesgesetz über den Allgemeinen Teil des Sozialversicherungsrechts [ATSG]) or such foreign law as may be applicable for determining disability.

Eligible Person	means all Employees, Members of the Board and Consultants of the Company and its current and future wholly owned subsidiaries who are eligible to acquire Options according to this Participation Plan and its annexes.

Employee:	means any person in an employment relationship with the Company or any of its subsidiaries, other than Members of the Board or advisors.

Employee Shareholders’ Agreement	means the employee shareholders’ agreement dated 23 July 2021 between the employee shareholders of the Company, the other shareholders of the Company and the Company in relation to the Company (as the same may from time to time be amended, restated, supplemented or otherwise modified). It being understood and agreed that such Employee Shareholders’ Agreement will contain, inter alia, transfer restrictions regarding the Shares (including but not limited to lock-up periods, rights of first refusals, purchase rights, drag-along and tag-along rights) but that the transfer restrictions determined in this Participation Plan shall prevail.

Exercise Date:	means the date the Company receives the Exercise Notice of the Participant according to Section 9.1.

Exercise Notice:	shall have the meaning ascribed to it in Section 9.1.

Exercise Period:	shall have the meaning ascribed to it in Section 7.2, unless otherwise defined in the Allocation Agreement.

Exercise Price:	shall have the meaning ascribed to it in Section 7.2, unless otherwise defined in the Allocation Agreement.

Good Leaver:	means a Participant whose Contractual Relationship is terminated by the Company or its subsidiaries or by the Participant, in each case for whatever reason other than for reasons that would qualify the Participant as a Bad Leaver.

Grant Date:	means the date, determined by the Administrator in the Allocation Agreement, on which Options under this Participation Plan are granted to a Participant.

IPO	means the listing of shares of the Company, or, if any, of the parent company of the Company, on a recognized stock exchange.

Member of the Board:	means any individual member of the Board of the Company or its subsidiaries.

Option(s):	means the right of the Participant, on exercise thereof in accordance with the provisions of the Participation Plan and the Allocation Agreement, to subscribe or purchase one (1) Share of the Company at the Exercise Price.

Option Price:	shall have the meaning ascribed to it in Section 7.2, unless otherwise defined in the Allocation Agreement.

Option Term:	shall have the meaning ascribed to it in Section 7.2, unless otherwise defined in the Allocation Agreement.

Participant:	means an Eligible Person to whom Options are granted according to the Plan and the Allocation Agreement.

Participation Plan:	means the present employee stock option plan.

Physical Settlement:	shall have the meaning ascribed to it in Section 9.2.

Purchase Option	shall have the meaning ascribed to it in Section 11.2.3.

Purchase Option Exercise Notice	shall have the meaning ascribed to it in Section 11.2.3.

Right of First Refusal	shall have the meaning ascribed to it in Section 11.2.4.

Right of First Refusal Exercise Notice	shall have the meaning ascribed to it in Section 11.2.4.

Right of First Refusal Notice	have the meaning ascribed to it in Section 11.2.4
Section	means a section of this Participation Plan.
Share(s):	means registered common shares with restricted transferability of the Company with a nominal value of CHF 0.10 each.
Vesting Date:	means the date on which the Options granted under this Participation Plan vest with the Participant as a result of the operation of the Vesting Schedule, as determined by the Administrator in the Allocation Agreement with the Participant.
Vesting Period	shall have the meaning ascribed to it in Section 8.1
Vesting Schedule:	shall have the meaning ascribed to it in Section 8.1.
4	Administration of the Participation Plan

This Participation Plan shall be administered by the Board or any other corporate body, committee or individual appointed by the Board from time to time (the “Administrator”).

The Administrator shall have full discretional power and authority, subject to the provisions of this Participation Plan, to:

a)	select the Participants eligible for receiving Options under this Participation Plan;

b)	grant Options, on such terms, consistent with the rules of this Participation Plan, as it shall determine in its sole discretion;

c)	establish such rules and regulations as it may deem appropriate for the proper administration and operation of the Participation Plan;

d)	make such determinations under, and such interpretations of, and to take such steps in connection with, the Participation Plan and the Options granted thereunder as it considers necessary or advisable; and

e)	amend or terminate the Participation Plan in accordance with Section 13.

All decisions, determinations and interpretations of the Administrator regarding the Participation Plan shall be final and binding for the Eligible Persons and Participants.

5	Size and Funding of the Participation Plan

The Participation Plan is based on article 4 of the Articles of Association, as amended from time to time. Article 4 currently provides for a conditional increase of the share capital of a maximum of CHF 6,000.00 by the issuance of a maximum of 60,000 Shares with a nominal value of CHF 0.10 each. The Participation Plan may furthermore be funded through treasury shares within the meaning of art. 659 of the Swiss Code of Obligations.

6	Right to Participate

The Administrator shall select the Employees and the Members of the Board who are eligible to participate under this Participation Plan at its sole discretion. It being understood that the Administrator might decide that no one shall be eligible in one or several relevant year(s).

The Administrator shall also determine at its sole discretion about:

a)	the number of Options offered to each specific Eligible Person;
b)	the Grant Date and the Exercise Date;
c)	the Option Price and the Exercise Price (it being understood that the Options/Shares may also be granted free of charge or in lieu of salary payments);
d)	as well as all other parameters of the offered Options;

all in accordance with the provisions of this Participation Plan.

The participation right of the Eligible Person is personal and non-transferable.

Neither the establishment of this Participation Plan, nor the eligibility to participate, nor the granting of Options hereunder, nor any (other) action of the Company or the Administrator in connection with this Participation Plan does create any right to any (further) participation or continued employment or mandate of the Company. The election as an Eligible Person as well as the granting of any rights or payments under this Participation Plan is on a voluntary basis, which does not create any right of future participation. Even repeated grants without the reservation of voluntariness shall not create any legal claim for the Eligible Persons and the Participants, neither in respect to their cause nor their amount nor for the past nor for the future.

7	Granting of Options

7.1	Allocation Agreement

The grant of Options to a Participant under this Participation Plan and the respective terms and conditions thereof shall be evidenced by an Allocation Agreement, substantially in the form of Annex 1 or such other form as the Administrator may determine from time to time, duly signed by the Company and the Participant.

The Administrator shall inform the Eligible Person about the number of offered Options and the Option Price and the Exercise Price per Share by sending an Allocation Agreement to the Eligible Person. Simultaneously, the Administrator shall determine and inform the Eligible Person about the deadline until when the Eligible Person might accept the offer.

By returning, the duly completed and duly signed Allocation Agreement to the Company within the deadline set by the Administrator, the Eligible Person irrevocably accepts the grant of the offered Options (to the extent indicated in the Allocation Agreement) according to the terms and conditions set out in the Allocation Agreement and this Participation Plan.

No Eligible Person shall have any right or claim under this Participation Plan, unless he/she has specifically been granted Options based on a counter-signed Allocation Agreement and has thus become a Participant. The promise to grant Options, or the attribution of Options in any document other than in an Allocation Agreement shall not be considered as a valid grant of Options until it is formalized in an Allocation Agreement pursuant to this Participation Plan.

7.2	General Terms of the Options

Unless otherwise agreed upon in the Allocation Agreement, the general terms of an Option shall be as follows:

Option Price:	Options shall be granted free of charge to the Participants (the “Option Price”).
Option Term:	Options shall have a term of 10 years from the Grant Date and automatically lapse with the expiry of such term (the “Option Term”).
Vesting Schedule:	Options shall vest pursuant to the rules as set forth in Section 8.1.
Exercise Price:	Options may be exercised based on an exercise price equal to the nominal value (currently CHF 0.10) of a Share.

Exercise Period:	Options that have vested in accordance with the provisions of this Participation Plan are exercisable as of the Vesting Date until the end of the Option Term (the “Exercise Period”).
Exercise Cond.:	The exercise of Options granted under this Participation Plan is subject to the conditions precedent set out in Section 9.3.

8	Vesting Provisions

8.1	Vesting Schedule

Unless otherwise agreed upon in the Allocation Agreement and subject to the conditions precedent set out in Section 9.3, Options awarded to Participants under the terms of this Participation Plan shall vest in instalments over a period of 4 years (the «Vesting Period») as follows (the «Vesting Schedule»):

a)	on the first anniversary of the Grant Date 25% of the Options shall vest; fractions of Options shall be rounded down to the next full number;

b)	on the second anniversary of the Grant Date, 25% of the Options shall vest; fractions of Options shall be rounded down to the next full number;

c)	on the third anniversary of the Grant Date, 25% of the Options shall vest; fractions of Options shall be rounded down to the next full number;

d)	on the fourth and last anniversary of the Grant Date, all Options shall fully vest.

If a Participant, after the Grant Date, ceases to provide services to the Company due to sickness, accident, parental leave or any other voluntary or involuntary leave of absence, vesting of unvested shares shall be put on hold 90 calendar days after the beginning of such a leave of absence. The vesting shall continue when the Participant resumes his/her services to the Company.

If a Participant reduces his/her workload by more than 30% compared to the workload on the Grant Date, the Vesting Schedule for unvested shares shall be extended proportionately.

8.2	Vesting Conditions

As a condition precedent to the vesting of Options, at the Vesting Date, the Participant’s Contractual Relationship with the Company or any of its subsidiaries must not have been terminated, otherwise the respective Options due to vest as well as all non-vested Options shall lapse immediately without compensation.

8.3	Accelerated Vesting

If a Change of Control occurs or is, in the reasonable opinion of the Administrator, expected to occur shortly, the Administrator shall notify the Participant (the “Change of Control Notice”) that all Options which have – as per the date of the Change of Control Notice – not vested by virtue of the Vesting Schedule agreed upon in the Allocation Agreement, shall continue to vest in accordance with the Vesting Schedule except that any and all unvested Options shall be deemed fully vested at the earlier of (the “Accelerated Vesting Date”):

a)	12 months (or such shorter period determined by the Board in the Change of Control Notice) after the occurrence of a Change of Control; or

b)	the date after the occurrence of the Change of Control on which a termination notice is served in relation to the relevant Contractual Relationship with the Company or its subsidiaries by the Company or the subsidiary for any reason that would not qualify the Participant as a Bad Leaver or by the Participant for good cause within the meaning of article 337 of the Swiss Code of Obligations or article 337 of the Swiss Code of Obligations by analogy (or an equivalent provision under any applicable foreign law).

Any Options that vest on the Accelerated Vesting Date shall be exercisable within 10 calendar days from such date. Failure to exercise such Options within this period shall automatically result in the forfeiture of such Options and the Company shall have no further obligation with respect thereto.

9	Exercise and Settlement of Options

9.1	Exercise Notice

Vested Options become exercisable upon the conditions precedent pursuant to Section 9.3 being satisfied or waived by the Administrator.

All Options that are exercisable shall be exercised by the Participant delivering a written notice of exercise to the Company, substantially in the form of Annex 2 or as further specified by the Administrator (the “Exercise Notice”).

9.2	Settlement

Subject to Section 9.1, Options that are duly exercised under this Plan shall be settled by way of issuance or transfer of the relevant number of Shares against payment of the Exercise Price in cash or, to the extent legally possible, by way of offsetting claims of the Participant against the Company, provided, however, that the Company agrees with such offsetting (the “Physical Settlement”).

The Participant shall within 10 calendar days of the date of the dispatch of the Exercise Notice wire the total Exercise Price for the Options exercised to the bank account designated by the Company or, in case the Company has agreed to offset the Exercise Price against claims of the Participant, to confirm the offsetting of claims in the relevant amount of the Exercise Price payable.

Upon and subject to the receipt of the payment or the confirmation of the offsetting, the Administrator shall ensure the proper issuance or transfer of the relevant number of Shares to the Participant without undue delay and register the Participant as owner of the relevant Shares with voting rights in the share register of the Company.

Should the Participant fail to make the relevant payment and/or deliver the confirmation regarding offsetting within such time, the exercise of the Options shall be deemed null and void and the Options shall be deemed forfeited unless otherwise determined by the Board at its absolute discretion.

9.3	Conditions Precedent to Exercise

Unless otherwise agreed upon in the Allocation Agreement, the exercise of Options is subject to the fulfilment of the following conditions precedent:

a)	the Options have vested in accordance with the Plan and the Allocation Agreement;

b)	the Options are exercised within the Exercise Period;

c)	the Participant has signed the form of accession to the then current Employee Shareholders’ Agreement as Employee Shareholder (as defined in the Employee Shareholders’ Agreement), substantially in the form of Annex 3.

10	Termination of Contractual Relationship

10.1	Termination of Contractual Relationship as a Good Leaver

If, before the end of the Vesting Period, the Contractual Relationship of the relevant Participant is terminated and the Participant qualifies as a Good Leaver, all Options vested at the effective date of termination of the Contractual Relationship will be exercisable in accordance with the provisions of this Participation Plan until their respective Exercise Period comes to an end.

All Options that are not vested at the effective date on which the Participant’s Contractual Relationship is terminated shall be deemed forfeited as of that date and the Company shall have no further obligation with regard to such Options.

10.2	Termination of Contractual Relationship as a Bad Leaver

If, before the end of the Vesting Period, the Contractual Relationship of the relevant Participant is terminated and the Participant qualifies as a Bad Leaver, all Options held by the Participant, whether vested and exercisable or not, shall be deemed automatically forfeited.

11	Transfer Restrictions

11.1	Options

11.1.1	No Assignment / No Third Party Rights

Any Options acquired under this Participation Plan are subject to such transfer restrictions as set forth in this Participation Plan, the Articles of Association, the Employee Shareholders’ Agreement, the applicable securities law provisions and by the Board.

No Participant shall, except with the prior written consent of the Board, transfer any Option.

No Participant shall pledge, hypothecate, assign by way of security or otherwise create any lien, encumbrances, charges or third party right on any Option granted under this Participation Plan. The Options shall remain free and clear of any liens, encumbrances, charges or any other third party rights.

11.2	Shares

11.2.1	Shareholder Rights

No Participant shall have a right as a shareholder with respect to any Shares covered by such Option until such Options have been exercised and settled by Physical Settlement, all in accordance with this Participation Plan and the respective Allocation Agreement.

11.2.2	General Transfer Restrictions

Any Shares acquired through the exercise of Options hereunder are subject to such transfer restrictions as set forth in this Participation Plan, the Articles of Association, in the Employee Shareholders’ Agreement, the applicable securities law provisions and by the Board.

The Shares acquired as a result of exercising Options granted under this Participation Plan will be delivered into a blocked custody account with the Company or a designated third party, unless the Administrator orders otherwise.

No Participant shall, except with the prior written consent of the Board and subject to the Drag-Along and Tag-Along Rights (as defined in the Employee Shareholders’ Agreement) and the Purchase Option, transfer Shares acquired as a result of exercising Options granted under this Participation Plan during the Vesting Period.

No Participant shall pledge, hypothecate, assign by way of security or otherwise create any lien, encumbrances, charges or third party right on any Shares or any right granted under this Participation Plan. The Shares shall remain free and clear of any liens, encumbrances, charges or any other third party rights.

11.2.3	Purchase Right

If, before the end of the Vesting Period, the Contractual Relationship of the relevant Participant is terminated and the Participant qualifies as a Bad Leaver, the Company, or any third party designated by it, shall have an option to purchase all or a pro rata portion of all Shares acquired as a result of exercising Options granted under this Participation Plan at nominal value (the “Purchase Option”).

If the Company, or any third party designated by it, wishes to exercise the Purchase Option, the Company, or the third party designated by it, shall notify the Participant (or, as the case may be, their legal successor, receiver, insolvency judge or any other person with the right to act on behalf of the relevant Shareholder or their estate) within 30 calendar days of the effective date of the termination and state in such notice the number of Shares that the Company, or the third party designated by it, wishes to purchase and the purchase price for such Shares (the « Purchase Option Exercise Notice»).

The transfer of the relevant Shares against payment of the purchase price shall be consummated within 60 calendar days from the date of the Purchase Option Exercise Notice.

Each Participant hereby (i) assigns and transfers to the Company, and the Company hereby accepts such assignment and transfer, upon and with effect as of the occurrence of a termination of the Contractual Relationship, in each case, as required to effect a transfer of Shares by such Participant pursuant to this Section 11.2.3.

Sections 14.3 (Right of First Refusal) and 14.6 (Purchase Option) of the Employee Shareholders’ Agreement shall not apply in case the Purchase Option is exercised.

11.2.4	Right of First Refusal of the Company

Each Participant hereby grants to the Company, or to any third party designated by it, a right of first refusal with respect to the Shares acquired as a result of exercising Options granted under this Participation Plan in the event such Participant wishes to transfer all or a part of such Shares to a third party (including another shareholder of the Company) (the “Right of First Refusal”).

In such a case, the Participant shall submit to the Company (i) an offer stating the price and terms of the proposed transfer (including the identity of the proposed acquirer, if any) and (ii) a copy of such offer (if any) (the “Right of First Refusal Notice”). The price and terms of the Right of First Refusal shall either be the price and terms of the bona fide purchase offer from a third party or, in the absence of such a third party offer, the price and terms offered by the Participant in the Right of First Refusal Notice.

If the Company wishes to exercise its right in respect of all or part of the relevant Shares it shall so notify the Participant within a period of 30 calendar days from receipt of the Right of First Refusal Notice (the “Right of First Refusal Exercise Notice”) from the Participant.

The transfer of the relevant Shares shall be consummated within 60 calendar days from the receipt of the Right of First Refusal Notice.

In the event the Right of First Refusal is not exercised or not exercised for all relevant offered Shares, the Participant shall be free, subject to further restrictions as may apply under the Employee Shareholders’ Agreement, the Articles of Association, the Participation Plan or any other arrangement, to transfer the relevant Shares to the proposed acquirer, on terms not more favorable than those offered to the Company in the Right of First Refusal Notice, within a period of three months after expiry of the 30 calendar day period to submit a Right of First Refusal Exercise Notice. Thereafter, the procedure pursuant to this Section 11.2.4 shall be repeated prior to any such transfer.

The Purchase Option during the Vesting Period pursuant to Section 11.2.3 remains reserved.

12	Taxation and Social Security

Any social security and similar contributions legally due on the allocation and exercise of Options granted to Participants or on any other realization of income derived from the Options or the Shares are shared accordingly to the applicable laws and agreements between the Company and such Participants. To the extent the Company has paid the Participant's share of such contribution, the Participant shall upon demand reimburse the Company the amount so paid. The Company reserves the right to withhold parts of the Participant’s ordinary salary or other remuneration (including Shares issuable or transferable under this Participation Plan) to pay any employee’s contributions to social security, taxes or other duties, if financial means are not provided by the Participant otherwise.

The Company shall disclose any taxable income derived under this Participation Plan in the salary statement (Lohnausweis) as far as the Company is aware of such income, and shall deduct the relevant source tax, if any.

To enable the Company to fully disclose any taxable income derived under this Participation Plan, the Participant undertakes to immediately inform the Company about any realization of income derived from the Options or the Shares, which the Company might not be aware of. Such duty includes (among others) to inform the Company about any sale of Shares and about the terms and conditions thereof (including the purchase price).

It is the Participant’s responsibility to adhere to, declare and pay all income, wealth or other taxes incurring by reason of his/her participation in this Participation Plan, according to the tax laws of any state or country in which he/she has a tax obligation. The Company is not responsible for any consequences of incorrect tax declarations.

Any stamp duties and other costs directly related to the issuance and delivery of the Shares, if any, payable by the Company shall be borne by the Company.

13	Effective Date / Amendment and Termination of the Plan

The Participation Plan has been approved by the Board and became effective with the approval of the Board.

The Administrator may at any time make amendments and modifications to this Participation Plan as it deems advisable, in its sole discretion, including those amendments that may be necessary or desirable to comply with or conform to applicable tax laws. Furthermore, the Administrator is entitled to terminate this Participation Plan at any time.

The Administrator may issue other employee participation plans, in replacement of this Participation Plan or in parallel to this Participation Plan, at any time and in its sole discretion. It may offer Participants to transfer on a replacement plan even before expiry of this Participation Plan and under such conditions as deemed equitable by the Company.

By signing the Allocation Agreement, the Participant confers power of attorney to any individual member of the Administrator to sign, issue, execute, make and perform on behalf of the Participant such powers, documents, instruments, certificates or acts that seem useful to the proxy in connection with a possible going public of the Company on a recognized securities exchange.

Notwithstanding the foregoing, no such amendment shall impair any of the granted rights of any Participant with respect to any Options or Shares granted before.

14	Country-Specific Amendments

With respect to Participants who reside or work outside Switzerland, the Administrator may, in its sole discretion, amend the terms of the Participation Plan or Allocation Agreement with respect to such Participants in order to conform to such terms with the provisions of local law, and the Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

15	Data Privacy

The Participant acknowledges and agrees that the Company generates, keeps and processes personal data of the Participant for the purposes of administrating this Participation Plan. The Participant further agrees that the Company may disclose personal data to the Company and other group companies and to its advisors or authorities to the extent necessary for the proper administration of this Participation Plan or as permitted by applicable data protection laws.

16	Disclaimer

The Participants acknowledge and agree by signing the Allocation Agreement:

a)	that the Options and Shares granted under this Participation Plan are granted without protection against future dilutive effects (e.g. issuance of new Shares of the Company);
b)	that since the Options and Shares are currently not listed on any stock exchange or traded on any regular market the Options and the Shares are illiquid in nature and the Participant may not be able to sell his Options and/or Shares;
c)	that the Company does not provide any warranty or guarantee whatsoever on a positive outcome of the business and/or the value of the Company and its Shares;
d)	that the investment is a venture capital investment and the risk of total loss of value regarding the Shares cannot be excluded.

17	Miscellaneous

Any notices to be given to the Company shall be deemed given properly if sent to the Company's head office, and any notice to be given to the Participants shall be deemed given properly if sent to the Participant's personal domicile address or email address, which have been last notified by the Participant to the Company.

The Participant agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of any of the terms and conditions of this Participation Plan or the Allocation Agreement (all such information collectively "Confidential Information").

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the Participant shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Participant, by signing the Allocation Agreement, undertakes to comply strictly with all applicable laws and regulations, as well as with the Company's insider trading policies and other limitations determined by the Administrator, as in effect from time to time, where relevant.

This Participation Plan, where required, and the Allocation Agreement may be executed and amended in writing or in simple electronic form (e.g. through an electronic signature provider such as DocuSign or AdobeSign or through a scanned copy of the original signature) and be delivered by electronic mail or another transmission method; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered and be valid and effective for all purposes.

If at any time any provision of this Participation Plan or any part of thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The invalid or unenforceable provision or part thereof shall be replaced by a valid or enforceable provision, which shall best reflect the original intention and shall to the extent possible achieve the same economic result.

18	Governing Law and Jurisdiction

This Participation Plan shall be subject to, and governed by Swiss law (under the exclusion of its private international law statute and international treaties).

Any dispute arising under or in connection with this Participation Plan shall be submitted, to the extent permitted by law, to the exclusive jurisdiction of the ordinary courts at the registered offices of the Company.

* * * * *

ANNEX 1 Form of Allocation Agreement

This agreement is made by and between

(i)	MoonLake Immunotherapeutics AG Dorfstrasse 29, Postfach 7444 6300 Zug Switzerland (hereinafter the "Company")

and

(ii)	[Name of Eligible Person] [address] [plc] [place] (hereinafter the "Eligible Person").

Preamble

In consideration of the mutual covenants and agreements herein contained, article 4 of the Articles of Association of the Company and pursuant to the Company's stock option plan dated December 14, 2021 which is attached hereto and made a part hereof (the "Participation Plan"), the Company and the Eligible Person agree as follows. Unless defined otherwise herein, terms defined in the Participation Plan shall have the same meanings when used herein.

1.	OFFER

The Company hereby offers to the Eligible Person, subject to the terms and conditions contained in this Allocation Agreement and in the Participation Plan, Options as follows:

Number of Options:	[x]
Grant Date:	[date]
Option Price:	CHF 0.00
Exercise Price:	CHF 0.10/Option
Vesting:	[In accordance with Section 8.1 of the Participation Plan/In deviation to Section 8.1 of the Participation Plan, the Vesting Schedule shall be as follows:[...]]
Exercise Period:	In accordance with Section 7.2 of the Participation Plan.
Other Terms:	Pursuant to the provisions of the Participation Plan.
Validity Date of the Offer	[Date]

2.	ACCEPTANCE

The Eligible Person accepts and exercises the right to acquire the following number of Options according to the terms and conditions contained in this Allocation Agreement and in the Participation Plan:

Number of Options to be acquired:

By signing this Allocation Agreement, the Eligible Person expresses complete acceptance and understanding of the terms set forth in the Participation Plan, in this Allocation Agreement, in the Articles of Association and in any other document related thereto.

In particular (including but not limited to), the Eligible Person recognizes the voluntary nature of the offer and the grant and accepts that the present offer and grant may be a one-time event and that no further grants may be made and that the Participation Plan may be amended or terminated by the Administrator at any time.

The Eligible Person acknowledges and is fully aware of Sections 11.2.3 and 11.2.4 of the Participation Plan (i.e. the repurchase right and the right of first refusal of the Company) and the requirement to accede to the then current Employee Shareholders' Agreement.

3.	GOVERNING LAW AND JURISDICTION

Section 18 (Governing Law, Jurisdiction) of the Participation Plan is hereby incorporated mutatis mutandis

For MoonLake Immunotherapeutics AG

Place and Date	Name:

Place and Date	Name:

Understood and agreed by [Name of Eligible Person]

Place and Date	Name:

ANNEX 2 Form of Exercise Notice

Personal and Confidential

MoonLake Immunotherapeutics AG

Chairman of the Board of Directors

Dorfstrasse 29, Postfach 7444

6300 Zug

Switzerland

[Place, date]

Exercise Notice pursuant to the Stock Option Plan

Dear Madam or Sir:

Reference is made to that certain stock option plan of MoonLake Immunotherapeutics AG (the “Company”) dated December 14, 2021 (the “Participation Plan”) and to my allocation agreement entered into with the Company based upon the Participation Plan dated […] (the “Allocation Agreement”). All capitalized terms used herein shall have the same meaning as ascribed to them in the Participation Plan and the Allocation Agreement unless otherwise defined in this letter.

[Reference is further made to article 4 of the Articles of Association and the conditional share capital regulated therein.]

Based on the foregoing, I hereby

a)	exercise [number] Option(s) for the Exercise Price of CHF [0.10] per Option;
b)	subscribe the same number of Shares (i.e. common registered shares with restricted transferability of the Company with a nominal value of CHF 0.10 each) at an issue price of [X] per Share;
c)	unconditionally and irrevocably undertake to pay the Exercise Price by wire transfer to the account indicated by the Company [by offsetting claims against the Company in the amount of the Exercise Price]; and
d)	unconditionally and irrevocably accede and declare to be bound by the Employee Shareholders' Agreement now in place with regard to the Company;
e)	apply for registration in the share register of the Company for the relevant number of Shares.

I further confirm that (i) all conditions to the exercise of the Options under the Participation Plan and the Allocation Agreement are satisfied and (ii) I am acting in my own name and on my own behalf.

Sincerely yours,

[Name]

ANNEX 3 Form of Accession

This form of accession (the «Declaration») is made by

[Name of Eligible Person]
[address]
[plc][place]
(hereinafter the «New Shareholder»)

Preamble

The employee shareholders of MoonLake Immunotherapeutics AG, the other shareholders and MoonLake Immunotherapeutics AG (hereinafter the «Company») have entered into a shareholders' agreement on 23 July 2021 (hereinafter the «Employee Shareholders’ Agreement»).

Options (as such term is defined in the Employee Stock Option Plan) are about to be transferred or issued to the New Shareholder pursuant to and in accordance with the Company’s Employee Stock Option Plan dated December 14, 2021 (hereinafter the «Employee Stock Option Plan»).

Therefore, the New Shareholder confirms and accepts as follows:

1.	Accession to the Shareholders’ Agreement

The New Shareholder confirms that he/she has been supplied with, and has read a copy of, the Employee Shareholders’ Agreement and covenants with each of the Parties (as such term is defined in the Employee Shareholders’ Agreement) to observe, perform and be bound by all the terms of the Employee Shareholders’ Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified) as an Employee Shareholder.

2.	Reservation

The New Shareholder makes the reservation, that the purchase right and the right of first refusal of the Company according to the Employee Stock Option Plan shall prevail the rights of the shareholders according to the Employee Shareholder Agreement; e.g. it being understood that the New Shareholder shall send its offer according to section 14.6 of the Employee Shareholders’ Agreement only after the right of first refusal of the Company according to section 11.2.4 of the Employee Stock Option Plan has lapsed.

Furthermore, the New Shareholder clarifies, that the Company might exercise its prevailing right of first refusal for its own account as well as fiduciary for a third party or a subsidiary.

3.	Address Confirmation

The New Shareholder confirms that his address, for the purposes of section 17.5 of the Employee Shareholders’ Agreement shall be as follows: [Name of Eligible Person], [address], [plc], [place].

4.	Applicable Law and Jurisdiction

This Declaration and the transactions contemplated hereby shall be governed, interpreted and construed by, under and pursuant to Swiss substantive law (under the exclusion of its private international law statute and international treaties).

The ordinary courts at the Company’s registered seat shall have exclusive jurisdiction over any disputes arising in connection with this Agreement.

Acknowledged and approved by [Name of Eligible Person]

Place and date	Signature